Exhibit 10.2

H&R BLOCK, INC.
2013 LONG TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION
AWARD AGREEMENT

This Award Agreement is entered into by and between H&R Block, Inc., a Missouri corporation ("H&R Block"), and William C. Cobb (“Participant”).

WHEREAS, H&R Block provides certain incentive awards (“Awards”) to key employees of subsidiaries of H&R Block under the H&R Block, Inc. 2013 Long Term Incentive Plan (the “Plan”);

WHEREAS, Participant has been selected by the Board or the Compensation Committee of H&R Block to receive an Award under the Plan; and

WHEREAS, receipt of this Award is conditioned upon Participant’s execution of this Award Agreement within 180 days of January 3, 2013, wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board.

NOW THEREFORE, in consideration of the parties' promises and agreements set forth in this Award Agreement, the sufficiency of which the parties hereby acknowledge,

IT IS AGREED AS FOLLOWS:

1. Definitions. Whenever a term is used in this Award Agreement, the following words and phrases shall have the meanings set forth below or as set forth in the Plan unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

1.1 Amount of Gain Realized. The Amount of Gain Realized shall be equal to the number of shares of Common Stock purchased pursuant to an exercise of this Stock Option multiplied by the difference between the actual market price of one share of Common Stock at the time of exercise and the Option Price; provided, however, to the extent the actual market price of one share of Common Stock at the time of exercise cannot be determined, the Amount of Gain Realized shall be equal to the number of shares of Common Stock pursuant to an exercise of this Stock Option multiplied by the difference between the Fair Market Value of Common Stock on the date of exercise and the Option Price.

1.2 Board. Board means the Board of Directors of H&R Block.

1.3 Change in Control.  Change in Control means the occurrence of one or more of the following events:

(a) Any one person, or more than one person acting as a group, acquires ownership of stock of H&R Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of H&R Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.3(a).

(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of H&R Block possessing 35 percent or more of the total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will not be treated as an acquisition of stock for purposes of this Section 1.3(b).

(c) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from H&R Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of H&R Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of H&R Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under this Section 1.3(d) when there is a transfer to an entity that is controlled by the shareholders of H&R Block immediately after the transfer. A transfer of assets by H&R Block is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of H&R Block (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by H&R Block; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of H&R Block; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

Notwithstanding the foregoing, the direct or indirect sale of any or all of the stock of, merger or liquidation of, or sale or assumption of all or substantially all the assets or liabilities of, H&R Block Bank FSB, (i) will not be considered a Change in Control for purposes of this Award Agreement, and (ii) will not be included in any determination of the total gross fair market value of assets of H&R Block sold during any 12-month period under Section 1.3(d) above.

For purposes of this section, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Code Section 409A.

1.4 Code. Code means the Internal Revenue Code of 1986, as amended.

1.5 Committee. Committee means the Compensation Committee of the Board.

1.6 Common Stock. Common Stock means the common stock of H&R Block, without par value.

1.7 Company. Company means H&R Block, Inc., a Missouri corporation, and includes its “subsidiary corporations” (as defined in Code Section 424(f)) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

1.8 Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. If the exchange is closed on the day on which the Closing Price is to be determined or if there were no sales reported on such date, the Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.

1.9 Disability. Disability or disabled shall be as defined in the employment practices or policies of the Company in effect from time to time during the term hereof or, absent such definition, then as defined in the H&R Block Retirement Savings Plan or any successor plan thereto.

1.10 Early Retirement.  Early Retirement means Participant’s voluntary termination of employment with the Company at or after the date Participant has both reached age 55 but has not yet reached age 60, and completed at least five (5) years of service with the Company.

1.11 Fair Market Value. Fair Market Value means the Closing Price for one share of Common Stock.

1.12 Last Day of Employment. Last Day of Employment means the date of Participant’s Termination of Employment.

1.13 Qualifying Termination. Qualifying Termination shall mean Participant’s termination of employment which meets the definition of a “Qualifying Termination” under a written severance plan maintained by the Company that is applicable to Participant. If no written severance plan is applicable to Participant, the definition of “Qualifying Termination” contained in any severance plan maintained by the Company that is applicable to employees at the same level as Participant will govern. For the avoidance of doubt, the H&R Block, Inc. Executive Severance Plan, as amended from time to time, is the severance plan applicable to the Chief Executive Officer of H&R Block.

1.14 Release Agreement. Release Agreement means the form of severance and release agreement selected by the Company in its sole discretion, provided that if Participant's employment agreement includes a form of release agreement, then such form shall be the applicable Release Agreement.

1.15 Retirement. Retirement or retire or similar terms means Participant’s voluntary termination of employment with the Company at or after the date Participant has reached age 60.

1.16 Stock Option. Stock Option means the right to purchase, upon exercise of a stock option granted under the Plan, shares of Common Stock. The right and option to purchase shares of Common Stock pursuant to this Award Agreement shall not constitute and shall not be treated for any purpose as an “incentive stock option,” as such term is defined in the Code.

1.17 Termination of Employment.  Termination of Employment, termination of employment and similar references mean a separation from service within the meaning of Code Section 409A.  If Participant is an employee, Participant will generally have a Termination of Employment if Participant voluntarily or involuntarily terminates employment with the Company.  A termination of employment occurs if the facts and circumstances indicate that Participant and the Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Participant will perform after such date (whether as an employee, director or other independent contractor) for the Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if Participant has been providing services for less than 36 months).  For purposes of this Section 1.17, "Company" includes any entity that would be aggregated with the Company under Treasury Regulation 1.409A-1(h)(3).

2. Stock Option.

2.1 Grant of Stock Option. As of January 3, 2013 (the “Grant Date”), H&R Block grants Participant the right and option to purchase 581,970 shares of Common Stock (this “Stock Option”). This Stock Option is not an “incentive stock option” as defined in Code Section 422(b).

2.2 Option Price. The price per share of Common Stock subject to this Stock Option is $19.14, which is the Closing Price on January 3, 2013 (the “Option Price”).

2.3 Vesting. This Stock Option shall vest on the dates noted below (“Vesting Dates”) and become exercisable in installments, which shall be cumulative, with regard to the percentage of the number of shares of Common Stock subject to this Stock Option indicated next to each Vesting Date set forth in the table below, provided that Participant remains continuously employed by the Company through such Vesting Date:

Percent of Stock Option Subject to Vesting on Such
Vesting Date	Vesting Date
Grant Date	33 1/3%
June 30, 2013	33 1/3%
June 30, 2014	33 1/3%

If the percentage of the aggregate number of shares of Common Stock subject to this Stock Option scheduled to vest on a Vesting Date is not a whole number of shares, then the amount vesting on such Vesting Date shall be rounded down to the nearest whole number of shares for each Vesting Date, except that the amount vesting on the final Vesting Date shall be such that 100% of the aggregate number of shares of Common Stock subject to this Stock Option shall be cumulatively vested as of the final Vesting Date.

2.4 Acceleration of Vesting. Notwithstanding Section 2.3, this Stock Option, or a portion thereof, vests on the occurrence of any of the following events; provided that the acceleration of vesting set forth in this Section 2.4 may be conditioned on Participant executing and not revoking a Release Agreement (and the deadline for executing and not revoking such agreement shall not delay the date this Stock Option becomes exercisable):

(a)           Change in Control. If Participant incurs a Qualifying Termination in the 24 months immediately following a Change in Control, as defined in Section 1.3, 100% of this Stock Option shall immediately vest and become exercisable. Participant may exercise this Stock Option until the earlier of: (i) ninety (90) days following Participant’s Last Day of Employment unless, if applicable, Participant elects in writing to extend this time period through the severance period as defined by the applicable severance plan; or (ii) the last day this Stock Option would have been exercisable if Participant had not incurred a termination of employment.

(b)           Qualifying Termination. If Participant is in fact covered by a written severance plan maintained by the Company and experiences a Qualifying Termination not otherwise covered under Section 2.4(a), all or a portion of this Stock Option still outstanding shall vest if and to the extent specified in such written severance plan that is applicable to Participant.  If no written severance plan maintained by the Company is applicable to Participant, or if an applicable severance plan does not provide for acceleration of this Stock Option, then any portion of this Stock Option still outstanding that is not vested as of Participant's Termination of Employment shall be forfeited.  Participant will be eligible for an extension of the exercise period for this Stock Option, if at all, only pursuant to an applicable severance plan (subject to Participant executing and not revoking a Release Agreement).

(c)           Retirement. At Participant’s Retirement, 100% of this Stock Option shall immediately vest and become exercisable, provided that Participant retires more than one year after the Grant Date.  Upon Retirement or Early Retirement, Participant may exercise any vested portion of this Stock Option for up to twelve (12) months after Participant’s Last Day of Employment.

This Stock Option does not vest solely as a result of the death or Disability of Participant.

2.5 Term of Option. No portion of this Stock Option may be exercised after June 30, 2021. Except as provided in this Section 2.5 and Sections 2.4 and 2.6, this Stock Option shall terminate when Participant ceases, for any reason, to be an employee of the Company. If Participant ceases to be an employee of the Company because of Disability, Participant may exercise any vested portion of this Stock Option for up to three (3) months after Participant’s Last Day of Employment.

2.6 Participant’s Death. If Participant ceases to be an employee of the Company because of death, the person or persons to whom Participant’s rights under this Award Agreement shall pass by Participant’s will or laws of descent and distribution may exercise any vested portion of this Stock Option for a period up to twelve (12) months after Participant’s date of death.

2.7 Exercise of Stock Option. This Stock Option shall be exercisable by Participant by giving notice of exercise to the Company, in the manner specified by the Company, specifying the number of whole shares to be purchased, and accompanied by full payment of the purchase price. The right to purchase shall be cumulative, so that the full number of shares of Common Stock that become purchasable at any time need not be purchased at such time, but may be purchased at any time or from time to time thereafter (but prior to the termination of this Stock Option).

2.8 Payment of the Option Price. Full payment of the Option Price for shares purchased shall be made at the time Participant exercises this Stock Option. Payment of the aggregate Option Price may be made in (a) cash (which may include same day sales through a broker), (b) by delivery of Common Stock (with a value equal to the Closing Price of Common Stock on the last trading date preceding the date on which this Stock Option is exercised), or (c) a combination thereof. Payment shall be made only in cash unless at least six (6) months have elapsed between the date of Participant’s acquisition of each share of Common Stock delivered by Participant in full or partial payment of the aggregate Option Price and the date on which the Stock Option is exercised.

2.9 No Shareholder Privileges. Neither Participant nor any person claiming under or through him shall be, or have any of the rights or privileges of, a shareholder of H&R Block (including the right to vote shares or to receive dividends) with respect to any of the Common Stock issuable upon the exercise of this Stock Option, unless and until such shares of Common Stock shall have been duly issued and delivered to Participant as a result of such exercise. No dividend equivalents shall be issued with respect to this Stock Option.

3. Covenants.

3.1 Consideration for Award under the Plan. Participant acknowledges that Participant’s agreement to this Section 3 is a key consideration for the Award made under this Award Agreement. Participant hereby agrees to abide by the covenants set forth in Sections 3.2, 3.3, and 3.4.

3.2 Covenant Against Competition. During the period of Participant’s employment and for two (2) years after his Last Day of Employment, Participant acknowledges and agrees he will not engage in, or own or control any interest in, or act as an officer, director or employee of, consultant, advisor, or lender to, any entity that engages in any business that is competitive with the primary business activities of the Company's tax services business which are tax preparation, accounting, and small business services.

3.3 Covenant Against Hiring. Participant acknowledges and agrees that he will not directly or indirectly recruit, solicit, or hire any Company employee or otherwise induce any such employee to leave the Company’s employment during the period of Participant’s employment and for one (1) year after his Last Day of Employment.

3.4 Covenant Against Solicitation. During the period of Participant’s employment and for two (2) years after his Last Day of Employment, Participant acknowledges and agrees that he will not directly or indirectly solicit or enter into any business transaction of the nature performed by the Company with any Company client for which Participant personally performed services or acquired material information.

3.5 Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, Participant shall forfeit all rights to payments or benefits under the Plan. If this Stock Option is outstanding on such date, it shall be cancelled.

3.6 Remedies. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, whether before, on or after any settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by Participant on any portion of this Stock Option exercised after a date commencing one (1) year before Participant’s Last Day of Employment. Participant shall pay Company within three (3) business days after the date of any written demand by the Company to Participant.

3.7 Remedies Payable. Participant shall pay the amounts described in Section 3.6 in cash or as otherwise determined by the Company.

3.8 Remedies without Prejudice. The remedies provided in this Section 3 shall be without prejudice to the rights of the Company to recover any losses resulting from the applicable conduct of Participant and shall be in addition to any other remedies the Company may have, at law or in equity, resulting from such conduct.

3.9 Survival. Participant’s obligations in this Section 3 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Award Agreement for any reason.

4. Non-Transferability of Award. This Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event this Award and the rights and privileges hereby granted shall immediately become null and void.

5. Miscellaneous.

5.1 No Employment Contract. This Award Agreement does not confer on Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any terms of employment between Participant and the Company.

5.2 Adjustment of Shares.  If any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affects the Common Stock or the value thereof, such adjustments and other substitutions shall be made to this Award Agreement in a manner the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, and in the number, class, kind and option or exercise price of securities subject to the Award Agreement (including, if the Committee deems appropriate, the substitution of awards denominated in the shares of another company) as the Committee may determine to be appropriate.

5.3 Merger, Consolidation, Reorganization, Liquidation, etc.  If H&R Block shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board, acting in its absolute and sole discretion, shall make such arrangements it deems equitable or appropriate, which may include but are not limited to the substitution of new Awards, or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.  Any such arrangements shall be binding upon Participant.

5.4 Interpretation and Regulations. The Board shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such regulations as from time to time the Board may deem necessary. The Committee shall have the power to determine, solely for purposes of the Plan and this Award Agreement, the date and circumstances which shall constitute a cessation or termination of employment, whether such cessation or termination is the result of Retirement, death, Disability, termination without cause or any other reason, and to determine what constitutes continuous employment with respect to the vesting and exercise of this Stock Option or delivery of shares under the Plan (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of H&R Block shall not be considered an interruption of continuous employment for any purpose under the Plan).

5.5 Reservation of Rights. If at any time the Company determines that qualification or registration of this Stock Option or any shares of Common Stock subject to this Stock Option under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of executing an Award or providing a benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions the Company deems unacceptable.

5.6 Reasonableness of Restrictions, Severability and Court Modification. Participant and the Company agree that the restrictions contained in this Award Agreement are reasonable, but, should any provision of this Award Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Award Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.

5.7 Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by Participant or other person under this Award Agreement, it shall be a condition to the receipt of such payment or the realization of such benefit that Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.  If Participant has not made arrangements, the Company shall instruct Participant’s employer to withhold such amount from Participant’s next payment(s) of wages. Participant authorizes the Company to so instruct Participant’s employer and authorizes Participant’s employer to make such withholdings from payment(s) of wages.

5.8 Waiver. The failure of the Company to enforce at any time any terms, covenants or conditions of this Award Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Award Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.

5.9 Plan Control.  The terms of this Award Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time.  Except where the Plan expressly permits an award agreement to provide for different terms, if any provisions of this Award Agreement conflict with any provisions of the Plan, the terms of the Plan shall control.

5.10 Notices. Any notice to be given to the Company or election to be made under the terms of this Award Agreement shall be addressed to the Company (Attention: Long Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to Participant. Any notice to be given to Participant shall be addressed to Participant at the last address of record with the Company or at such other address as Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.

5.11 Choice of Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.

5.12 Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Award Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant agrees and submits to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block.

5.13 Attorneys Fees. Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Award Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorneys fees.

5.14 Relationship of the Parties. Participant acknowledges that this Award Agreement is between H&R Block and Participant. Participant further acknowledges that H&R Block is a holding company and that Participant is not an employee of H&R Block.

5.15 Headings. The section headings herein are for convenience only and shall not be considered in construing this Award Agreement.

5.16 Amendment. No amendment, supplement, or waiver to this Award Agreement is valid or binding unless in writing and signed by both parties.

5.17 Execution of Agreement. This Award Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Awards made hereunder, unless and until it has been (a) signed by Participant and on behalf of H&R Block by an officer of H&R Block, provided that such signatures may be via an electronic or facsimile signature and, with respect to H&R Block, may be a stamped signature, and (b) returned to H&R Block.

In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.

The parties hereto have executed this Award Agreement.

____________________________
Participant Name:                                           William C. Cobb

Date Signed:                                           January 4, 2013

H&R BLOCK, INC.

By:  ___________________________
Name: Aileen M. Wilkins
Title:   Chief People Officer